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                                                                      EXHIBIT 11
                              EDELBROCK CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                                 Year Ended June 30,
                                                                  ---------------------------------------------------
                                                                       1995              1996              1997
                                                                    ----------        ----------          -----------
ENDING MARKET PRICE PER SHARE                                           $13.50            $17.50              $21.50
                                                                    ----------        ----------          -----------

AVERAGE MARKET PRICE  PER SHARE                                         $13.31            $15.31              $17.19
                                                                    ----------        ----------          -----------

EARNINGS:
Net income applicable to common stock                               $6,316,000        $6,477,000          $7,145,000
                                                                    ==========        ==========          ===========

PRIMARY EARNINGS PER SHARE:

Weighted average number of common shares outstanding                 4,772,000         5,241,000           5,244,000

Incremental shares assuming all dilutive options and
warrants     exercised and proceeds used to purchase shares
in the   market at the average stock price during the period            27,000            70,000             108,000
                                                                    ----------        ----------          -----------


Total                                                                4,799,000         5,311,000           5,352,000
                                                                    ==========        ==========          ===========

Primary earnings per share                                              $1.32*            $1.22*              $1.34*
                                                                    ==========        ==========          ===========

FULLY DILUTED EARNINGS PER SHARE:

Weighted average number of common shares outstanding                 4,772,000         5,241,000           5,244,000

Incremental shares assuming all dilutive options and
  warrants exercised and proceeds used to purchase shares
in
  the market at the average stock price during the period,              22,000           119,000             180,000
or
  the stock price at the end of the period, whichever is
higher
                                                                    ----------        ----------          -----------
Total                                                                4,794,000         5,360,000           5,424,000
                                                                    ==========        ==========          ===========

Fully diluted earnings per share                                        $1.32*            $1.21*                1.32
                                                                    ==========        ==========          ===========



*Not reported because less than 3% dilutive. Earnings per share reported during these periods were calculated by dividing weighted average number of common shares outstanding into net income applicable to common stock.